Exhibit 99.1

Mynd.ai, Inc.

Equity Incentive Plan

Article 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1                Establishment. Mynd.ai, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, establishes an incentive compensation plan to be known as the Mynd.ai, Inc. Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.2                Purpose of this Plan. The purpose of this Plan is to foster and promote the long-term financial success of the Company and its Affiliates and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (c) enabling the Company and its Affiliates to attract and retain qualified and competent persons to provide services.

1.3                Effective Date and Duration of this Plan. This Plan shall become effective on the date on which the Board adopts this Plan (the “Effective Date”). Unless sooner terminated as provided herein, this Plan shall terminate on the day before the tenth anniversary of the Effective Date. After this Plan is terminated, no Awards may be granted under this Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. ADMINISTRATION

2.1                General. The Committee shall be responsible for administering this Plan, subject to the Amended and Restatement Memorandum and Articles of Association of the Company (the "Articles"), this Article 2 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice. All actions taken and all interpretations and determinations made by the Committee under this Plan shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company, its Affiliates, and all other interested individuals.

2.2                Authority of the Committee. Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary or advisable with respect to the administration, interpretation and implementation of this Plan including, but not limited to, the following:

(a)                To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b)                To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;

(c)                To approve forms of Award Agreements for use under this Plan;

(d)                To determine Fair Market Value of a Share;

(e)                To employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee;

(f)                 To amend this Plan, an Award or any Award Agreement after the date of grant subject to the terms of this Plan;

(g)                To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of this Plan shall govern;

(h)                To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(i)                 To determine whether Awards will be settled in Shares, ADSs, cash or in any combination thereof;

(j)                 To determine whether Awards will provide for Dividend Equivalents;

(k)                To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash;

(l)                 To correct any defect, omission or inconsistency in this Plan, any Award or any Award Agreement; and

(m)               To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

2.3                Delegation. To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (i) one or more of its members, (ii) one or more officers of the Company or any Affiliate or (iii) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Notwithstanding the foregoing, the Committee may not delegate its authority (i) to make Awards to Employees (A) who are Insiders or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Article 20 of this Plan. For purposes of this Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 2.3.

Article 3. SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

3.1                Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan, the maximum number of Shares that are available for Awards under this Plan shall be 54,777,338. Notwithstanding the foregoing, the number of Shares available for Awards under this Plan shall automatically increase on January 1st of each year beginning in 2025 and ending with a final increase on January 1, 2034, by a number of Shares equal to 5% of the aggregate number of issued and outstanding Shares on a fully diluted basis on the last day of the immediately preceding fiscal year, unless the Committee should decide to increase the number of Shares available under this Plan by a lesser amount. Shares to be issued pursuant to this Plan may be authorized and unissued Shares, Shares that have been repurchased by the Company which are cancelled and thereafter form part of the authorized but unissued share capital of the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Additionally, at the discretion of the Committee, any Shares issued pursuant to an Award may be represented by ADSs. If the number of Shares represented by an ADS is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the issuance of ADSs in lieu of Shares. Any of the authorized Shares may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

3.2                Share Usage. The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually issued upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, or are settled through the issuance of consideration other than Shares (including cash), shall be available again for grant under this Plan. Further, Shares delivered[1] (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares withheld or retained by the Company from the Award) will, as applicable, become or again be available for Award grants under the Plan.

3.3                Adjustments in Authorized Shares. Adjustments in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

(a)                 In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock or share dividend or bonus share issuance, stock or share split, reverse stock or share split, share subdivision, split up, spin-off, distribution of stock, shares or property of the Company, combination of Shares, exchange of Shares, dividend in kind, dividend, rights offering to purchase Shares at a price that is substantially below Fair Market Value or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (1) the number and class of Shares that may be issued under this Plan or under particular forms of Award Agreements, (2) the number and class of Shares subject to outstanding Awards (including by payment of cash to a Participant), and (3) the Option Price or Grant Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

(b)                In addition to the adjustments permitted under paragraph 3.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 13.2.

(c)                The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

Article 4. ELIGIBILITY AND PARTICIPATION

4.1                Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

4.2                Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 5. STOCK OPTIONS

5.1                Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

5.2                Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 3.3.

5.3                Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

5.4                Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

5.5                Payment of Option Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods, subject to the provisions of the Company's Articles of Association:

(a)                in cash or its equivalent;

(b)                by the surrender of previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)                by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d)                through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e)                by any combination of (a), (b), (c) and (d); or

(f)                 any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

5.6                Special Rules Regarding ISOs. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)                Special ISO definitions:

(i)                  “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)                “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)               A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)                Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.

(c)                Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)                Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 3.3.

(e)                Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f)                 Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)                Termination of Employment. In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability, as applicable, provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h)                Dollar Limitation. To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i)                 Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j)                 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)                Transferability. No ISO may be sold, transferred, pledged, charged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which the Participant making the transfer is the sole beneficiary.

Article 6. STOCK APPRECIATION RIGHTS

6.1                Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

6.2                Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, subject to adjustment as provided for under Section 3.3.

6.3                Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its grant.

6.4                Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5                Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

6.6                Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 6.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)                The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b)                The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

Article 7. RESTRICTED STOCK

7.1                Grant of Restricted Stock. Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

7.2                Nature of Restrictions. Each grant of Restricted Stock shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)                A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b)                Restrictions based upon the achievement of specific performance goals;

(c)                Time-based restrictions on vesting following the attainment of the performance goals;

(d)                Time-based restrictions; and/or

(e)                Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

7.3                Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

Article 8. RESTRICTED STOCK UNITS

8.1                Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the issue of Shares but shall represent a promise to issue a corresponding number of Shares (including, for purposes of clarity, the applicable number of ADSs) or the value of each Share based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

8.2                Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)                A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b)                Restrictions based upon the achievement of specific performance goals;

(c)                Time-based restrictions on vesting following the attainment of the performance goals;

(d)                Time-based restrictions; and/or

(e)                Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

8.3                Settlement and Payment of Restricted Stock Units. Unless otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, ADSs, cash or a combination thereof, as specified in the Award Agreement.

Article 9. PERFORMANCE SHARES

9.1                Grant of Performance Shares. Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

9.2                Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

9.3                Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

9.4                Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 9.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 10. PERFORMANCE UNITS

10.1             Grant of Performance Units. Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

10.2             Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.

10.3             Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4             Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11. OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

11.1             Grant of Other Stock-Based Awards and Cash-Based Awards

(a)                The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)                The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

11.2             Value of Other Stock-Based Awards and Cash-Based Awards.

(a)                Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b)                Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant will depend on the extent to which such performance goals are met.

11.3             Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

Article 12. TRANSFERABILITY OF AWARDS AND SHARES

12.1             Transferability of Awards. Except as provided in Section 12.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 12.1 shall be null and void.

12.2             Committee Action. Notwithstanding Section 12.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (iv) a charitable or not-for-profit organization.

12.3             Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares or ADSs acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares or ADSs are then listed or traded or under any blue sky or state or non-U.S. securities or other laws applicable to such Shares or ADSs.

Article 13. PERFORMANCE MEASURES

13.1             Performance Measures. Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following: (i) book value or earnings per Share; (ii) cash flow, free cash flow or operating cash flow; (iii) earnings before or after any of, or any combination of, interest, taxes, depreciation, or amortization; (iv) expenses/costs; (v) gross, net or pre-tax income (aggregate or on a per-share basis); (vi) net income as a percentage of sales; (vii) gross or net operating margins or income, including operating income; (viii) gross or net sales or revenues; (ix) gross profit or gross margin; (x) improvements in capital structure, cost of capital or debt reduction; (xi) market share or market share penetration; (xii) growth in managed assets; (xiii) reduction of losses, loss ratios and expense ratios; (xiv) asset turns, inventory turns or fixed asset turns; (xv) operational performance measures; (xvi) profitability ratios (pre or post tax); (xvii) profitability of an identifiable business unit or product; (xviii) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); (xix) share price (including growth or appreciation in share price and total shareholder return); (xx) strategic business objectives (including objective project milestones); (xxi) transactions relating to acquisitions or divestitures; or (xxii) working capital. Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

13.2             Evaluation of Performance. The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occur during a Performance Period including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

13.3             Adjustment of Awards. The Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

Article 14. TERMINATION OF EMPLOYMENT; TERMINATION OF DIRECTORSHIP AND TERMINATION AS A THIRD-PARTY SERVICE PROVIDER

The Committee shall specify at or after the time of grant of an Award the provisions governing the terms of an Award in the event of a Participant’s Termination of Employment or Termination of Directorship. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination. In addition, the Committee shall determine, in its sole discretion, the circumstances constituting a termination as a Third-Party Service Provider and shall set forth those circumstances in each Award Agreement entered into with each Third-Party Service Provider.

Article 15. NON-EMPLOYEE DIRECTOR AWARDS

15.1             Awards to Non-Employee Directors. The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.

15.2             Awards in Lieu of Fees. The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 16. EFFECT OF A CHANGE IN CONTROL

Unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, in the event of a Change in Control the Committee may, but shall not be obligated to:

(a)                accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award;

(b)                cancel any Awards for a cash payment or delivery of other property equal to Fair Market Value (as determined in the sole discretion of the Committee);

(c)                provide for the issuance of substitute Awards that shall substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion;

(d)                provide that for a period of at least 15 days prior to the Change in Control, Options or SARs shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options or SARs shall terminate and be of no further force and effect; or

(e)                provide for the automatic acceleration and vesting with respect to all or any portion of any Award held by a Participant who is involuntarily terminated on or within a specified period following the applicable Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per-share Change in Control price paid or deemed paid in the Change in Control transaction.

Article 17. DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash, either on a current or deferred basis, or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A and the Articles of Association of the Company.

Article 18. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his/her death before he/she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 19. RIGHTS OF PARTICIPANTS

19.1             Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his/her employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 2 and Article 20, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

19.2             Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

19.3             Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

Article 20. AMENDMENT AND TERMINATION

20.1             Amendment and Termination of this Plan and Awards. Subject to applicable laws, rules and regulations and Section 20.3 of this Plan, the Board may at any time amend or terminate this Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

20.2             Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 13.2, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3             Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 20.2, 20.4 and 22.15, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4             Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to this Plan, an Award or an Award Agreement without further consideration or action.

Article 21. TAX WITHHOLDING

21.1             Tax Withholding. The Company (or applicable employer) may require any individual entitled to receive a payment of an Award to remit to the Company (or applicable employer) prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. The Company (or applicable employer) shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

21.2             Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold or retain Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable Award under generally accepted accounting principles in the U.S.), as determined by the Company in its sole discretion. If any tax withholding obligation will be satisfied by the Company’s withholding or retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, subject to any Company insider trading policy (including blackout periods), the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence. Further, if there is a public market for Shares at the time the tax obligation is satisfied and subject to any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations by (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Committee.

Article 22. GENERAL PROVISIONS

22.1             Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

22.2             Legend. All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

22.3             Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, storage and transfer, in electronic or other form, of personal data as described in this section by and among the Employer, the Company and its Affiliates for their legitimate interests in administrating Participant’s benefits, including for implementing, administering and managing the Award or Participant’s participation in the Plan (the “Collection Purpose”). The Company and its Affiliates may hold certain personal information about a Participant or a Participant’s designated beneficiary, including the Participant’s or designated beneficiary’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its affiliates; and Award details, such as details of stock options or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant or designated beneficiary’s favor (collectively, the “Data”), to fulfill the Collection Purpose. The Company and its Affiliates may transfer the Data amongst themselves as reasonably necessary to fulfill the Collection Purpose, and the Company and its Affiliates may transfer the Data to third parties, including Merrill Lynch-Bank of America or other such stock plan service providers, or stock transfer agents, assisting the Company with the Collection Purpose (“Data Recipients”). Such Data Recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. To the extent that such Data Recipients are located in countries outside of the European Economic Areas that have not been recognized by the European Commission as providing adequate level of data protection, the Company has put in place appropriate safeguards aimed at ensuring that such a level of data protection are in place as required by applicable law, including by entering in the European Commission’s EU Standard Contractual Clauses with the Data Recipients pursuant to Article 46 §2 of the EU General Data Protection Regulation 2016/679 of April 27, 2016. Participants may request a list of names and addresses of any potential Data Recipients by contacting the Participant’s human resource business partner. By accepting an Award, each Participant authorizes such Data Recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to fulfill the Collection Purpose, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as reasonably necessary to fulfill the Collection Purpose or as required to comply with legal or regulatory obligations. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 22.3 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 22.3, the Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

The data controller for the processing of Data described in this agreement is the Employer and the Company. A list of relevant data controls across the European Economic Area is set out in the “EEA Employee and Consulting Data Privacy Notice” which is maintained on Spark.

22.4             Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

22.5             Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.6             Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

22.7             Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)                Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)                Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.8             Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.9             Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.10           Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company or any Affiliates operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)                Determine which Affiliates shall be covered by this Plan;

(b)                Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)                Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable laws;

(d)                Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)                Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22.11           Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

22.12           Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

22.13           No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. For purposes of clarity, a Share represented by an ADS on other than on a one-to-one basis is not a fractional Share.

22.14           Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.15           Deferrals.

(a)                Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Code Section 409A, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

(b)                If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c)                In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

22.16           Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.17           No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

22.18           Conflicts. In the event of any conflict or inconsistency between the Plan and any Award Agreement, this Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

22.19           Recoupment. Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award.

22.20           Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

22.21           No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

22.22           Indemnification. Subject to applicable laws, rules and regulations and the Articles as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 2, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan, (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own actual fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Articles as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

22.23           Successors. Subject to Article 16, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22.24           Governing Law. The Plan and each Award Agreement shall be governed by the laws of Delaware.

Article 23. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

23.1             “ADSs” means American Depositary Shares, representing Shares on deposit with a U.S. banking institution selected by the Company and which are registered pursuant to a Form F-6.

23.2             “Affiliate” means any Subsidiary and any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

23.3             “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

23.4             “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

23.5             “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

23.6             “Board” means the Board of Directors of the Company.

23.7             “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11.

23.8             “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.

23.9             “Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee in which case references to the “Committee” shall be deemed references to the Board.

23.10           “Change in Control” means any one of the following:

(a)                any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or an Affiliate of the Company or any employee benefit plan of the Company or any of its Affiliates, and other than Netdragon Websoft Holdings Limited or any of its Affiliates, becomes the Beneficial Owner of the shares in the capital of the Company’s having more than 40% of the combined voting power of the then outstanding and issued shares in the capital of the Company that may be cast for the appointment of Directors of the Company;

(b)                as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then issued and outstanding shares in the capital of the Company or any successor corporation or entity entitled to vote generally in the appointment of the Directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the appointment of Directors of the Company immediately prior to such transaction;

(c)                the following individuals cease for any reason to constitute a majority of Directors of the Board then serving: individuals who, as of the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened appointment contest, including, but not limited to, a consent solicitation, relating to the appointment of Directors of the Company) whose appointment or election by the Board or nomination for appointment by the Company’s stockholders was approved or recommended by a vote of at least a majority of the Directors then still in office who either were Directors as of the Effective Date or whose appointment, election or nomination for election or appointment was previously so approved or recommended; or

(d)                the stockholders of the Company approve the voluntary liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

23.11           “Collection Purpose” has the meaning set forth in Section 22.3 of this Plan.

23.12           “Company” means Mynd.ai, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and any successor thereto as provided in Section 22.23.

23.13           “Data” has the meaning set forth in Section 22.3 of this Plan.

23.14           “Director” means any individual who is a member of the Board.

23.15           “Disability” means the determination by a physician designated by or otherwise approved by the Company of either of the following: (a) an Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an Employee’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

23.16           “Dividend Equivalent” has the meaning set forth in Article 17.

23.17           “Effective Date” has the meaning set forth in Section 1.3.

23.18           “Employee” means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on the payroll records of the applicable entity. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as an employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Affiliate. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

23.19           “Employer” means, the Company or its Affiliate, as applicable, that employs the applicable Participant (or, in the case of a Participant who is a Third-Party Service Provider, that receives services from such Third-Party Service Provider).

23.20           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the regulations and guidance promulgated thereunder.

23.21           “Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the closing selling price of a Share on the trading day immediately preceding the date on which such valuation is made on the New York Stock Exchange, or such other established national securities exchange as may be designated by the Committee. The definition of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement or payout of an Award.

23.22           “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

23.23           “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 6.

23.24           “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 5 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

23.25           “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

23.26           “Non-Employee Director” means a Director who is not an Employee.

23.27           “Nonqualified Stock Option” means an Award granted pursuant to Article 5 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

23.28           “Option” means an Award granted to a Participant pursuant to Article 5, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

23.29           “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

23.30           “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 11.

23.31           “Participant” means any eligible individual as set forth in Article 4 to whom an Award is granted.

23.32           “Performance Measures” means measures, as described in Article 13, upon which performance goals are based.

23.33           “Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

23.34           “Performance Share” means an Award granted pursuant to Article 9.

23.35           “Performance Unit” means an Award granted pursuant to Article 10.

23.36           “Period of Restriction” means the period when an Award is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion).

23.37           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

23.38           “Plan” means this Mynd.ai, Inc. Equity Incentive Plan, as may be amended from time to time.

23.39           “Restricted Stock” means an Award granted pursuant to Article 7.

23.40           “Restricted Stock Unit” means an Award granted pursuant to Article 8.

23.41           “Retirement” shall have the meaning set forth in the applicable Award Agreement or such other definition as the Committee may determine from time to time.

23.42           “Share” means an ordinary share of the Company, or the applicable number of ADSs corresponding to an ordinary share of the Company.

23.43           “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 6.

23.44           “Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s or other entity's board of directors or analogous governing body, or (ii) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Plan.

23.45           “Successor” has the meaning set forth in Section 22.23.

23.46           “Termination of Employment” means the termination of the Participant’s employment with the Company and its Affiliates, regardless of the reason for the termination of employment.

23.47           “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

23.48           “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such services.

23.49           Interpretation. In this Plan:

(a) any forfeiture of Shares described herein will take effect as a surrender of shares for no consideration of such Shares as a matter of Cayman Islands law;

(b) any share dividends described herein will take effect as share capitalizations as a matter of Cayman Islands law;

(c) any share splits described herein will take effect as share sub-divisions as a matter of Cayman Islands law;

(d) the allotment and issuance of Shares pursuant to the terms of this Plan following the exercise of an Option or Award shall be subject to the Amended and Restated Memorandum and Articles of Association of the Company; and

(e) as a matter of Cayman Islands law, Shares shall not in fact be legally issued, transferred, redeemed, repurchased or forfeited until the time at which the appropriate entries are made in Register of Members of the Company (the Register of Members being prima facie evidence of legal title to shares).